Exhibit 23.a


                        CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the prospectuses included in the registration statements of MascoTech, Inc. on Form S-3 (Registration No. 33-59222) and on Form S-8 (Registration Nos. 33-30735 and 33-42230) and amendments and supplements thereto of our report dated February 24, 1994, on our audits of the consolidated financial statements and financial statement schedules of MascoTech, Inc. and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.


/s/ COOPERS & LYBRAND
COOPERS & LYBRAND

Detroit, Michigan
March 22, 1994